For period ending   June 30, 2009         Exhibit 77D

File number 811-6637

UBS Global Allocation Fund and UBS Global Frontier Fund:  At the March 2009 Board meeting, the Board of Trustees approved changing the Funds investment policy to allow for the use of passively managed sub-components if and when the Advisor deems it appropriate.

UBS Absolute Return Bond Fund:  At the June 2009 Board meeting, the Board of Trustees approved permitting the Fund to loan portfolio securities up to 33 1/3% of its total assets to qualified broker-dealers and financial institutions.

UBS Global Bond Fund: At the June 2009 Board meeting, the Board of Trustees approved permitting the Fund to loan portfolio securities up to 33 1/3% of its total assets to qualified broker-dealers and financial institutions

UBS Global Frontier Fund: At the June 2009 Board meeting, the Board of Trustees approved permitting the Fund to loan portfolio securities up to 33 1/3% of its total assets to qualified broker-dealers and financial institutions

UBS High Yield Fund: At the June 2009 Board meeting, the Board of Trustees approved permitting the Fund to loan portfolio securities up to 33 1/3% of its total assets to qualified broker-dealers and financial institutions

UBS U.S. Large Cap Equity Fund: At the June 2009 Board meeting, the Board of Trustees approved permitting the Fund to loan portfolio securities up to 33 1/3% of its total assets to qualified broker-dealers and financial institutions

UBS U.S. Large Cap Value Equity Fund: At the June 2009 Board meeting, the Board of Trustees approved permitting the Fund to loan portfolio securities up to 33 1/3% of its total assets to qualified broker-dealers and financial institutions